Exhibit 10.16

PROMOTIONAL AGREEMENT

This Promotional Agreement ("Agreement") is entered into as of ________2009 (the "Effective Date") by and between ___________, a _______ corporation, with offices located at ________________ ("Merchant") and ideaEDGE, Inc., a California corporation, with offices at 6440 Lusk Blvd, Suite 220, San Diego, CA 92121 ("Company").

RECITALS

A.

Company is interested in purchasing Gift Cards from Merchant and distributing such Gift Cards to its customers and/or employees, as defined herein; and

B.

Merchant and Company desire to enter into this agreement providing for such distribution by Company of Gift Cards issued by Merchant, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 "Gift Cards" shall mean Gift Cards in varying denominations issued by Merchant and containing the Merchant name and logo. The terms and conditions governing the usage, operation and appearance of Gift Cards shall be as established from time to time by Merchant in its sole discretion.

1.2 "Total Order Value" shall mean, with regard to any Purchase Order (as defined herein) the sum of the products of each Denomination multiplied by the number of Gift Cards of that Denomination that have been issued. For example, the Total Order Value of a Purchase Order for Six $20 Gift Cards and Three $100 Gift Cards is $420.

1.3

"Annual Aggregate Order Value" shall mean, the sum of the Total Order Value of all
Purchase Orders issued and paid for by Company in the course of a specified Term.

1.4 "Actual Aggregate Order Price" shall mean, the final amount that the Company must pay, at the end of a Term for Gift Cards ordered during that Term should the Discount Rate applied during that Term not actually correlate to the Annual Aggregate Order Value.

1.5

"Total Amount Paid" shall mean, in any Term the actual amount paid by Company for all
Gift Cards purchased during that Term.

ARTICLE 2

PURCHASE AND DISTRIBUTION OF GIFT CARDS

2.1

Company shall, from time to time, as its needs require, purchase Gift Cards from Merchant for distribution to Employees, its Customers and its Customers' employees (collectively, "Customers").

EXECUTION COPY

Company shall make its request for Gift Cards by the submission of a purchase order (a "Purchase Order"). The Purchase Order must specify the (i) the monetary values (minimum of $5.00 to maximum of $9,999.00) that it wants loaded onto the Gift Cards (the "Denominations") and (ii) the number of Gift Cards to be issued bearing each Denomination. Each Purchase Order issued by Company shall be subject to Merchant's Institutional Gift Card Purchase Terms and Conditions (the "Gift Card Terms"), as they may be amended from time to time. Merchant shall endeavor to process and deliver for shipment each Purchase Order within 3-5 business days from the time the payment is received. The terms and conditions of Exhibit A apply to all purchases under this Agreement.

2.2.

(a)

In any Term (as defined herein) , Company shall ultimately pay Merchant an amount equal to the Annual Aggregate Order Value minus a discount rate (the "Discount Rate") that corresponds to the Company's Annul Aggregate Order Value during the previous Term. The schedule of Discount Rates (the "Discount Schedule") is set forth in Exhibit B to this Agreement which is hereby incorporated by reference. Notwithstanding the forgoing, during the Initial Term the Discount Rate is three (3%).

(b)

During any Term, for each Purchase Order it submits, Company shall pay Merchant an amount equal to the Total Order Value minus the Discount Rate.

(c)

If at the end of any Term, the Discount Rate applied during that Term does not actually correspond to the Annual Aggregate Order Value set forth in the Discount Schedule, then Merchant shall recalculate the discount to determine the Actual Aggregate Order Price.

(d)

Should Merchant exercise its right under section 2.2 (c) to recoup the value of the discount, it shall calculate the amount due by subtracting from the Total Order Value the Total Amount Paid. The difference in these amounts shall represent the shortfall (the "Shortfall") that Company owes to Merchant. Upon its receipt of written notice of the Shortfall, Company shall remit the same within thirty (30) days.

ARTICLE 3
TERM AND TERMINATION

3.1 The term of this Agreement will commence upon the Effective Date and continue for a period of one (1) year thereafter (the "Initial Term"). This Agreement shall be automatically extended after the Initial Term for successive consecutive terms of one (1) year (a "Renewal Term") unless either party gives notice of termination at least sixty (60) days prior to the expiration of the term in effect or unless otherwise terminated in accordance with the termination provisions hereof. The Initial Term and any Renewal Terms are sometimes collectively referred to herein as the "Term".

3.2

This Agreement may be terminated:

(a) by either party, upon written notice to the other party, in the event the other party breaches any duty of payment, representation or warranty herein and fails to correct such breach within thirty (30) days following receipt by the breaching party of written notice from the aggrieved party which notice reasonably describes the nature of the breach requesting that it be corrected;

EXECUTION COPY

(b)

by either party, upon thirty (30) days prior written notice to the other party, if bankruptcy or insolvency proceedings are instituted by or against the other party as debtor (unless, in the case of proceedings instituted against the other party, such proceedings are dismissed within thirty (30) days from the date instituted); or

(c)

by Merchant or Company for any reason upon thirty (30) days written notice.

A party's right to terminate under this Section 3.2 shall be in addition to, and not in limitation of, any other rights such party may have.

3.3

(a)

In the event of a termination pursuant to Expiration or termination of this Agreement will not relieve either party of its obligations which shall have accrued hereunder prior to such expiration or termination, nor from its obligations under provisions hereof which by their express terms survive any expiration or termination of this Agreement. Specifically, Company shall pay for and unpaid Purchase Orders and Merchant shall fulfill any unfulfilled Purchase Orders for which Company has paid.

(b)

In the event that Merchant terminates this Agreement pursuant to either Section 3.2(a) or (b) or Company terminates this Agreement pursuant to Section 3.2(c), Merchant shall be entitled to provide a prorated analysis of Company's Annual Aggregate Order Value and Actual Aggregate Order Price to determine whether a Shortfall exists. Company will remit payment of the Shortfall to Merchant within thirty (30) days of its receipt of an invoice.

ARTICLE 4
RELATIONSHIP

The relationship of Company to Merchant is one of a seller and purchaser. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, and it being understood and agreed that neither party has the authority to make representations on behalf of the other or otherwise to bind the other.

ARTICLE 5

CONFIDENTIAL INFORMATION

All information of a business nature relating to this Agreement, including but not limited to information relating to the extent of sales of Gift Cards to Company, the Discount Rate and other pricing issues, and information relating to Customers who purchase Gift Cards, shall be confidential. Company shall cause its employees and agents to take such actions as shall be reasonably necessary to preserve and protect the confidentiality of such information. This Section 5 shall survive any expiration or termination of this Agreement for a period of one (1) year.

ARTICLE 6 INSURANCE

Company, during the term of this Agreement and thereafter until all Gift Cards purchased by Company hereunder have been finally distributed to consumers, shall at its sole cost and expense maintain a policy or policies of commercial general liability insurance with such coverages and in such amounts to the extent

EXECUTION COPY

necessary to include the contractual liability of Company arising by reason of the indemnity provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS

 7.1 All notices and other communications required to be given to the parties hereto shall be in writing and shall be (i) delivered personally, (ii) transmitted by nationally-recognized overnight carrier or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) as follows:

Merchant:

___________________

___________________

___________________

___________________

Company:

ideaEDGE, Inc.

6440 Lusk Blvd, Suite 200 San Diego, CA 92121

Attn: Chris Nicolaidis

VP, Business Development

or to such other individuals or addresses as the parties entitled thereto shall specify from time to time by notice. If given personally, a notice or other communication shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the second business day following the day on which it was sent via reputable overnight courier.

 7.2 This Agreement contains the entire agreement of the parties and no representations or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified or amended only by written instrument executed by both parties. This Agreement supersedes all previous agreements between the parties. If any provision of this Agreement is for any reason found or adjudicated to be invalid, the remainder of this Agreement shall nonetheless remain in full force and effect. The captions and headings used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

 7.3 Neither this Agreement nor any Purchase Order is assignable by Company. Any purported assignment shall be null and void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

 7.4 No failure by Merchant or Company to insist upon the strict performance of any term of this Agreement or to exercise any right or remedy consequent upon a breach thereof, and no custom or practice at variance with the terms of this Agreement, shall be construed as a waiver of a subsequent breach or a waiver of Merchant's or Company's right to demand strict compliance with the terms of this Agreement.

Endnotes

CCS LD REF TRAN003542

2

CCS LD REF TRAN003235

3

4